                                                                   EXHIBIT 12
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                  U.S. HOME CORPORATION AND SUBSIDIARIES
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                FOR THE FIVE YEARS ENDED DECEMBER 31, 1994
             AND NINE MONTHS ENDED SEPTEMBER 30, 1994 and 1995



                                                                                                      NINE MONTHS ENDED
                                                                     YEAR ENDED DECEMBER 31,             September 30,
                                         -------------------------------------------------------    --------------------
                                             1990        1991       1992       1993        1994        1994        1995
                                          ---------   ---------   --------  --------    --------     --------    --------
COMPUTATION OF HISTORICAL RATIOS:

EARNINGS -
  Net Income (Loss) From Continuing
    Operations                            $(87,870)   $ (4,832)  $ 29,349   $ 78,606    $ 32,829    $ 37,540    $ 41,270
  Add:
   Provision (Benefit) For Income
     Taxes of U.S. Home Corporation             -           -          -     (33,966)     19,697      14,077      15,477
   Fixed charges of U.S. Home
     Corporation:
     Interest expense, net                  24,008       8,811      2,483      1,453         537         428         449
     Previously capitalized interest
       charged to cost of sales             51,500      24,734     23,338     22,342      28,871      21,635      20,335
     Portion of rent expense
       representative of the
       interest factor                       1,686       1,371      1,381      1,562       1,820       1,397       1,382
     Fixed-charges of joint ventures
       (principally interest)                1,754         473        355         97         183         165         132
                                          --------    --------   --------   --------    --------    --------    --------

EARNINGS AS ADJUSTED                      $ (8,922)   $ 30,557   $ 56,906   $ 70,094    $ 83,937    $ 75,242    $ 79,045
                                          ========    ========   ========   ========    ========    ========    ========

FIXED CHARGES, AS ADJUSTED, OF
  U.S. HOME CORPORATION:
  Total Interest Paid Or Accrued          $ 64,906    $ 30,548   $ 15,693   $ 23,373    $ 31,357    $ 23,335    $ 24,621
  Portion Of Rent Expense As Above           1,686       1,371      1,381      1,562       1,820       1,397       1,382
  Fixed-Charges Of Joint Ventures            4,432         588        376        239         227         170         204
                                          --------    --------   --------   --------    --------    --------    --------
                                          $ 71,024    $ 32,507   $ 17,450   $ 25,174    $ 33,404    $ 24,904    $ 26,207
                                          ========    ========   ========   ========    ========    ========    ========

RATIO OF EARNINGS TO FIXED CHARGES           (0.13)      (0.94)      3.26       2.78        2.51        3.02        3.02

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